Exhibit 10.1

SPECIAL RETENTION RESTRICTED STOCK UNIT AGREEMENT

THIS SPECIAL RETENTION RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), made effective as of April 27, 2020 (the “Date of Grant”) and in conjunction with the leadership transition of the role of the Chief Executive Officer, between Helios Technologies, Inc. a Florida corporation (the “Corporation”), and _____ (“Participant”).

WITNESSETH:

WHEREAS, Participant is an employee of the Corporation and/or a subsidiary of the Corporation (“Subsidiary”);

WHEREAS, the Corporation has adopted the Helios Technologies, Inc. 2019 Equity Incentive Plan (the “Plan”) in order to provide its officers, employees and directors with incentives to achieve long-term corporate objectives; which was adopted by the Board of Directors and approved by the shareholders of the Corporation at the Corporation’s June 13, 2019 Annual Meeting; and

WHEREAS, the Compensation Committee of the Corporation’s Board of Directors desires to grant an award of Restricted Stock Units (as defined below in Section 1) under the Plan to Participant on the terms and conditions set forth below.

WHEREAS, the Compensation Committee of the Corporation’s Board of Directors desires to confer a special retention grant to the Participant due to a leadership transition in the role of the Chief Executive Officer at the Corporation;

NOW, THEREFORE, in consideration of the various covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.Grant of Restricted Stock Units.

Subject to the provisions of this Agreement and to the provisions of the Plan, the Corporation hereby grants to the Employee, as of the Date of Grant, _____ (____) Restricted Stock Units (the “Restricted Stock Units” or “RSUs”). All capitalized terms used herein, to the extent not defined, shall have the meanings set forth in the Plan.

2.Restrictions.

(a)Until the settlement of vested Restricted Stock Units pursuant to Section 4, the Restricted Stock Units shall not confer or entitle an Employee to any rights of a stockholder including, without limitation, any voting rights or to any dividends paid on Common Stock.

(b)The Restricted Stock Units shall not be transferable by the Employee by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise. Any attempt to dispose of Restricted Stock Units in a manner contrary to the restrictions set forth in this Agreement shall be ineffective.

3.When Restricted Stock Units Vest.

(a)Time-Based Vesting. With respect to the RSUs granted in Section 1 above, provided that Participant is employed by the Corporation or a Subsidiary on the applicable date and/or was Involuntarily

Terminated by the Corporation pursuant to Section 4(a)(i) of the Executive Officer Severance Agreement dated June 14, 2019 (“Severance Agreement”), the Restricted Stock Units shall fully vest twenty-four (24) months from the Date of Grant (April 26, 2022).

(b) Other Vesting Events. Notwithstanding the foregoing, the Restricted Stock Units shall vest at such earlier time as the restrictions may lapse pursuant to Sections 6 or 8 of this Agreement.  In the event Participant is Involuntarily Terminated by the Corporation as defined by Section 4(a)(i) of the Severance Agreement, vesting shall occur on the earlier of:  April 26, 2022 or twelve (12) months from the date of the Participant’s termination date.  The foregoing notwithstanding, in the event of a pending or threatened Change of Control, or in connection with any merger, consolidation, acquisition, separation, reorganization, liquidation or like occurrence in which the Corporation is involved, the Board of Directors may, in its sole discretion, take such actions as permitted under the Plan.

(c)Forfeiture for Cause. Any unvested Restricted Stock Units shall be forfeited if Participant is determined to have engaged in an act that constitutes Cause (regardless of whether Participant’s service with the Corporation is terminated as a result of such Cause). If any Restricted Stock Units become payable while Participant is under investigation for any event that would constitute Cause, payment of such Restricted Stock Units shall be delayed pending the outcome of such investigation. If such investigation is pending on the latest date upon which such Restricted Stock Units may be paid in order for payment of the Restricted Stock Units to remain qualified as a short-term deferral under Treasury Regulation Section 1.409A-1(b)(4) or would otherwise not result in a violation of Code Section 409A, settlement of the Restricted Stock Units shall be made on that date only if Participant executes an agreement with the Corporation under which he or she agrees to forfeit the Common Stock that was paid with respect to such Restricted Stock Units if the investigation results in Participant being found to have committed an act that constitutes Cause. If Participant fails to execute such an agreement, the Restricted Stock Units shall be forfeited.

For purposes of this Agreement, “Cause” means (i) the commission of an act of fraud, embezzlement, theft or proven dishonesty, or any other illegal act or practice (whether or not resulting in criminal prosecution or conviction), including theft or destruction of property of the Corporation or a Subsidiary, or any other act or practice which the Committee shall, in good faith, deem to have resulted in the recipient’s becoming unbondable under the Corporation or any Subsidiary’s fidelity bond; (ii) the willful engaging in misconduct which is deemed by the Committee, in good faith, to be materially injurious to the Corporation or any Subsidiary, monetarily or otherwise, including, but not limited to, improperly disclosing trade secrets or other confidential or sensitive business information and data about the Corporation or any Subsidiaries and competing with the Corporation or any Subsidiaries, or soliciting employees, consultants or customers of the Corporation or any Subsidiaries in violation of law or any employment or other agreement to which the recipient is a party; (iii) the continued failure or habitual neglect by a person who is an Employee to perform his or her duties with the Corporation or any Subsidiary; or (iv) other disregard of rules or policies of the Corporation or any Subsidiary, or conduct evidencing willful or wanton disregard of the interests of the Corporation or any Subsidiary. For purposes of this Agreement, no act or failure to act by the recipient shall be deemed “willful” unless done or omitted to be done by the recipient not in good faith and without reasonable belief that the recipient’s action or omission was in the best interest of the Corporation and/or the Subsidiary. Notwithstanding the foregoing, if Participant has entered into an employment agreement that is binding as of the date of such event, and if such employment agreement defines “Cause,” then the definition of “Cause” in such agreement shall apply. The determination of whether a Participant has engaged in an act that constitutes Cause shall be made by the Committee, which prior to making such determination shall provide written notice of the event of Cause to the Participant and allow the Participant a reasonable opportunity to cure such event.

4.Settlement of Restricted Stock Units.

Subject to Sections 3(c) and 5, as soon as practicable after the date on which any Restricted Stock Units become vested, and in no event later than 30 days after such date, the Corporation shall deliver to the Employee (or his or her personal representative) the number of shares of Common Stock equal to the number of Restricted Stock Units that have become vested (or, at the discretion of the Committee, cash with a value of such number of shares of Common Stock).

5.Tax Withholding.

Whenever Participant becomes vested in some or all of the Restricted Stock Units under Section 3 of this Agreement, the Corporation shall notify Participant of the amount of tax which must be withheld by the Corporation under all applicable federal, state and local tax laws.  Participant agrees to make arrangements with the Corporation to (a) remit a cash payment of the required amount to the Corporation, (b) to authorize the deduction of such amounts from Participant’s compensation or (c) to otherwise satisfy the applicable tax withholding requirement in a manner satisfactory to the Corporation.

6.Forfeiture On Termination of Employment.

If Participant’s employment with the Corporation or Subsidiary is terminated for any reason, either by the Corporation or Participant, during the term of this Agreement, any Restricted Stock Units remaining subject to the restrictions imposed by this Agreement shall be forfeited; provided, however, that in the event of an Involuntary Termination pursuant to Section 4(a)(i) of the Severance Agreement, vesting shall continue pursuant to Section 3(b) above.  Additionally, in the event of termination by reason of death, permanent total disability, or voluntary termination at or after normal retirement age (age 65), any remaining restrictions automatically shall lapse.

7.Restricted Stock Units Not to Affect Employment.

Neither this Agreement nor the Restricted Stock Units granted hereunder shall confer upon Participant any right to continued employment with the Corporation or any Subsidiary and shall not in any way modify or restrict the Corporation’s or such Subsidiary’s right to terminate such employment.

8.Agreement Subject to the Plan.

This Agreement and the rights and obligations of the parties hereto are subject to and governed by the terms of the Plan as the same may be amended from time to time, the provisions of which are incorporated by reference into this Agreement.

9.Award Subject to Clawback or Recoupment.

The Restricted Stock Units shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Corporation or required by law that is applicable to Participant. In addition to any other remedies available under such policy, applicable law may require the cancellation of Participant’s Restricted Stock Units (whether vested or unvested) and the recoupment of any gains realized with respect to Participant’s Restricted Stock Units.

10.Miscellaneous.

(a)In the event of any change or changes in the outstanding Common Stock of the Corporation by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, combination or any similar transaction, the Board of Directors shall adjust the number of Restricted Stock Units granted under this Agreement, and make any and all other adjustments deemed appropriate by the Board of Directors in such manner as the Board of Directors deems necessary to prevent material dilution or enlargement of the rights granted to Employee.

(b)This Agreement may be executed in one or more counterparts, all of which taken together will constitute one and the same instrument.

(c)The terms of this Agreement may only be amended, modified or waived by a written agreement executed by both of the parties hereto.

(d)The validity, performance, construction and effect of this Agreement shall be governed by the laws of the State of Florida, without giving effect to principles of conflicts of law.

(e)This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein.

(f)Except as otherwise herein provided, this Agreement shall be binding upon and shall inure to the benefit of the Corporation, its successors and assigns, and of Participant and Participant’s personal representatives.

IN WITNESS WHEREOF, the parties have executed this Restricted Stock Unit Agreement as of the day and year first above written.

HELIOS TECHNOLOGIES, INC.

ATTEST:	By:
PARTICIPANT
Witness:

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